Exhibit 23.1
NETHERLAND, SEWELL
& ASSOCIATES, INC.
CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS
We hereby consent to the reproduction of and reference to our audit report for Seneca Resources Corporation dated October 16, 2008, appearing in this National Fuel Gas Company Annual Report on Form 10-K.
We also consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-123654, 333-85711, and 333-102200), Form S-4 (No. 333-155238) and Form S-8 (Nos. 33-49693, 333-51595, 333-55124, 333-102211, 333-102220, 333-117131, 333-117132, 333-130280, 333-130281 and 333-143701) of National Fuel Gas Company of our audit report dated October 16, 2008, appearing in this National Fuel Gas Company Annual Report on Form 10-K.

NETHERLAND, SEWELL & ASSOCIATES, INC.
By:	/s/ J. Carter Henson, Jr., P. E.
J. Carter Henson, Jr., P. E.
Senior Vice President

Houston, Texas
November 26, 2008